Exhibit 10.63
Form of Incentive Stock Option Agreement
INCENTIVE STOCK OPTION AGREEMENT
     This Agreement (the “Agreement”) is made as of the [___] day of [___20___], between State Auto Financial Corporation, an Ohio corporation (the “Company”), and ___(the “Grantee”). The Company hereby grants to the Grantee an option (the “Option”) to purchase [___] shares (“Option Shares”), for a purchase price per share (the “Option Price”) of $[___] per share. The fair market value of each of the Option Shares on the date of grant is $[___] per share. The Option has been granted pursuant to the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan, as amended from time to time (the “Plan”), attached hereto as Exhibit A, and it shall include and be subject to all provisions of the Plan, which are incorporated herein by reference, and it shall be subject to the following provisions of this Agreement:
1.	Vesting Dates & Term. The Option shall be exercisable as follows:
(i)	[ ] [(___)] Option Shares may be purchased on or after [ ].

(ii)	[ ] [(___)] Option Shares may be purchased on or after [ ].

(iii)	[ ] [(___)] Option Shares may be purchased on or after [ ].
     The Option shall not be exercisable for any Option Shares after [ten years minus one day from grant date], at which date it shall expire.
     2. Method of Exercise. The Option shall be exercisable by written notice (in substantially the form attached as Exhibit B), delivered in person or by certified mail to the Secretary of the Company, which shall:
(a)	state that the Option is thereby being exercised, the number of Option Shares with respect to which the Option is being exercised, each person in whose name any certificates for the Option Shares should be registered and his or her address and social security number;

(b)	be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by anyone other than the Grantee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations;

(c)	be accompanied by such representations, warranties or agreements with respect to the investment intent of such person or persons exercising the Option as the Company may reasonably request in form and substance satisfactory to counsel for the Company; and

(d)	be accompanied by tender to the Company of payment in full for the Option Shares being purchased as set forth in paragraph 3 hereof.
     3. Payment of Price. Upon exercise of the Option, the Company shall deliver a certificate or certificates for such of the Option Shares being purchased to the specified person or persons at the specified time upon receipt of the full purchase price for such Option Shares: (i) by certified or bank cashier’s or teller’s check, or (ii) by actual or constructive delivery of eligible Shares with a fair market value at the time of exercise equal to the total Option Price of the Option Shares being purchased, or (iii) by any other method of payment or combination thereof authorized by the Plan.
     4.  Transferability. The Option shall not be transferable by the Grantee other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Grantee for his or her own account. Upon the death of the Grantee, the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Grantee’s estate (acting through its fiduciary) or by a person who acquired the right to the Option by bequest or inheritance.
     5. Termination of Employment. Except as set forth below, if the Grantee’s employment with the Company and its Parent and Subsidiary Corporations terminates or is terminated for any reason other than permanent and total disability (as defined in the Plan) or death, the Grantee may exercise the Option to the extent then exercisable within ninety days (90) after such termination (but in no event after expiration of the original term of the Option). If the Grantee’s employment with the Company and its Parent and Subsidiary Corporations terminates or is terminated by reason of permanent and total disability (as defined in the Plan) or death, the ninety-day period shall instead be a one-year period as if the Grantee continued to fulfill the conditions of the Option. If the Grantee’s employment with the Company and its Parent and Subsidiary Corporations terminates or is terminated by reason of retirement (as defined in the State Auto Insurance Companies Employee Retirement Plan), permanent and total disability or death, all remaining Option Shares which are not vested as of the date of such termination shall become fully vested and exercisable.
     If the Grantee’s employment with the Company is terminated due to illegal conduct engaged in by the Grantee, all Options granted and not exercised prior to Grantee’s receiving notice of such employment termination, shall terminate.
     6. Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and in the Plan. As a condition of any exercise of the Option, the Company may require the Grantee or the Grantee’s successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by counsel for the Company.
     7. Definitions. Unless otherwise defined in this Agreement, capitalized terms will have the same meanings given them in the Plan.

STATE AUTO FINANCIAL CORPORATION

Date of Grant: [ ]	By
ACCEPTANCE OF AGREEMENT
     The Grantee hereby: (a) acknowledges receiving a copy of the Plan as amended, which is attached to this Agreement as Exhibit A, and represents that Grantee is familiar with all provisions of the Plan; (b) accepts this Agreement and the Option granted under this Agreement subject to all provisions of the Plan and this Agreement; and agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee.

Grantee

Date , [20___]